                        DEP CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED STATEMENTS OF
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                   Three Months Ended       Nine Months Ended
                                                                         April 30,               April 30,
                                                                   --------------------     -------------------
                                                                     1996        1995         1996       1995
                                                                   --------    --------     --------   --------
Net Loss......................................................     $  (979)   $(26,870)     $(3,169)   $(27,615)
                                                                   =======    ========      =======    ========
Shares:
 Weighted average shares outstanding..........................       6,251       6,245        6,250      6,244
 Shares issuable from assumed exercise of
   outstanding options........................................           -           -            -          -
                                                                   -------     -------      -------    -------
Adjusted weighted average shares outstanding..................       6,251       6,245        6,250      6,244
                                                                   =======     =======      =======    =======

Loss per share................................................     $ (0.16)    $ (4.30)     $ (0.51)   $ (4.42)
                                                                   =======     =======      =======    =======

                                   Exhibit 11